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EXHIBIT 10.43

HEALTHETECH, INC.
JAMES MAULT EMPLOYMENT AGREEMENT

        This Agreement is entered into as of September 13, 2002, (the "Effective Date") by and between HealtheTech, Inc. (the "Company"), and James R. Mault, M.D. ("Executive").

        1.    Duties and Scope of Employment.

          (a)    Positions and Duties.    As of the Effective Date, Executive will continue to serve as Chief Executive Officer and Chief Medical Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as shall reasonably be assigned to him by the Company's Board of Directors (the "Board"). The period of Executive's employment under this Agreement is referred to herein as the "Employment Term."

          (b)    Board Membership.    During the Employment Term, Executive will serve as a member and Chairman of the Board, subject to any required Board and/or stockholder approval.

          (c)    Obligations.    During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive shall be permitted to continue serving as a member of the board of directors for those corporations in which he is serving in such capacity as of the Effective Date, provided such corporations do not, as of the Effective Date or following the Effective Date, compete with any business of the Company.

        2.    At-Will Employment.    The parties agree that Executive's employment with the Company will be "at-will" employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

        3.    Compensation.

          (a)    Base Salary.    During the Employment Term, the Company will pay Executive an annual salary of $250,000 as compensation for his services (the "Base Salary"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices. Executive's salary will be subject to review and adjustments will be made based upon the Company's normal performance review practices.

          (b)    Bonus.    Executive shall be eligible to receive an annual bonus pursuant to the Company's Performance Management & Annual Bonus Plan (the "Bonus Plan"), which provides that Executive's target bonus equals 40% of the Base Salary (the "Target Bonus") with the ultimate amount of such bonus based upon the Company's achievement of certain performance targets as provided in the Bonus Plan.

        4.    Employee Benefits.

          (a)    Benefits.    During the Employment Term, Executive (and, if applicable, his eligible dependents) will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company's group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

          (b)    Key-Man Life Insurance Policy.    The Company currently maintains a key-man life insurance policy with respect to Executive in the amount of $20,000,000. In the event Executive dies during the Employment Term, the Company shall pay or otherwise direct that $5,500,000 of the benefit payable to the Company with respect to such policy be paid to Executive's estate.

        5.    Vacation.    Executive will annually be entitled to five (5) weeks paid vacation in accordance with the Company's vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

        6.    Expenses.    The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time. In addition, the Company will continue to pay Executive's malpractice insurance in an amount at least sufficient to satisfy any coverage requirements under the laws of the State of Colorado, any medical license fees and any dues for professional, civic and business organizations related to Executive's duties hereunder.

        7.    Severance.

          (a)    Termination by Executive for Good Reason or by Company for other than Death, Disability or Cause.    If (i) Executive terminates his employment with the Company for "Good Reason" (as defined herein), or (ii) the Company terminates Executive's employment with the Company for other than "Cause" (as defined herein), death or "Disability" (as defined herein), and Executive signs and does not revoke a standard release of claims with the Company in substantially the same form attached hereto as Exhibit A, then, subject to Section 10, Executive shall be entitled to (A) receive continuing payments of severance pay at a rate equal to the greater of his Base Salary rate, as then in effect, or $400,000, for a period of twenty-four (24) months from the date of such termination, to be paid periodically in accordance with the Company's normal payroll policies; (B) a lump-sum payment equal to 100% of Executive's Target Bonus for the year of termination, (C) the immediate vesting and exercisability of 100% of the shares subject to all of Executive's stock options to purchase Company Common Stock outstanding as of the Effective Date (the "Stock Options"), and (D) continued payment by the Company of the group health continuation coverage premiums for Executive and Executive's eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA") as in effect through the lesser of (x) twenty-four (24) months from the effective date of such termination, (y) the date upon which Executive and Executive's eligible dependents become covered under similar plans, or (z) the date Executive no longer constitutes a "Qualified Beneficiary" (as such term is defined in Section 4980B(g) of the Internal Revenue Code of 1986, as amended); provided, however, that Executive will be solely responsible for electing such coverage within the required time periods.

          (b)    Termination Due to Executive's Disability.    If Executive's employment with the Company terminates due to Executive's Disability, and Executive (or Executive's personal representative) signs and does not revoke a standard release of claims with the Company, then, subject to Section 10, Executive shall be entitled to (i) receive continuing payments of severance pay at a rate equal to the greater of his Base Salary rate, as then in effect, or $400,000, for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company's normal payroll policies; (ii) a lump-sum payment equal to 100% of Executive's Target Bonus for the year of termination, and (iii) immediate vesting and exercisability as to the number of shares subject to Stock Options that would have otherwise vested during the twelve-month period following such termination (that is, in addition to the number of shares that have vested as of such date), but in no event shall the number of shares which so vest exceed the number of shares subject to such Stock Options.

          (c)    Voluntary Termination within Twelve Months of a Change of Control.    If Executive voluntarily terminates his employment with the Company without Good Reason within twelve (12) months of a "Change of Control" (as defined herein), then, subject to Executive signing and not revoking a standard release of claims with the Company and Section 10, Executive shall be entitled to (i) receive continuing payments of severance pay at a rate equal to the greater of his Base Salary rate, as then in effect, or $400,000, for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company's normal payroll policies; (ii) a lump-sum payment equal to 100% of Executive's Target Bonus for the year of termination; and (iii) continued payment by the Company of the group health continuation coverage premiums for Executive and Executive's eligible dependents under COBRA as in effect through the lesser of (x) twelve (12) months from the effective date of such termination, (y) the date upon which Executive and Executive's eligible dependents become covered under similar plans, or (z) the date Executive no longer constitutes a Qualified Beneficiary; provided, however, that Executive will be solely responsible for electing such coverage within the required time periods.

          (d)    Voluntary Termination; Termination for Cause or Due to Executive's Death.    If (i) Executive voluntarily terminates his employment with the Company without Good Reason (other than within twelve (12) months of a Change of Control) or (ii) the Company terminates Executive's employment with the Company for Cause or due to Executive's death, then (A) all vesting of the Stock Options will terminate immediately, (B) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (C) Executive will only be eligible for severance benefits in accordance with the Company's established policies as then in effect, if any. Nothing in this Section 7(d) shall relieve the Company from its obligations provided for in Section 4(b). Notwithstanding subsection (A) above, if Executive's employment with the Company is terminated due to Executive's death and Executive's estate signs and does not revoke a standard release of claims with the Company, then Executive's estate shall be entitled to immediate vesting and exercisability as to the number of shares subject to Stock Options that would have otherwise vested during the twelve-month period following such termination (that is, in addition to the number of shares that have vested as of such date), but in no event shall the number of shares which so vest exceed the number of shares subject to such Stock Options.

        8.    Definitions.

          (a)    Cause.    For purposes of this Agreement, "Cause" is defined as (i) any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of Executive, (ii) the conviction of, or plea of nolo contendere to, a felony which the Board reasonably believes had or will have a material detrimental effect on the Company's reputation or business, (iii) a willful act by Executive which constitutes gross misconduct and which is injurious to the Company, (iv) continued violations by Executive of Executive's obligations which are demonstrably willful and deliberate on Executive's part after there has been delivered to Executive a written demand for performance from the Company which describes the basis for the Company's belief that Executive has not substantially performed his duties, and (v) a material breach by Executive of Executive's obligations hereunder or the "Confidential Information Agreement" (as defined herein). Any purported termination of Executive for Cause will not be effective until the Company has delivered to Executive a written explanation which describes the basis for the Company's belief that Executive should be terminated for Cause and Executive has been given thirty (30) days to cure any curable violation.

          (b)    Change of Control.    For purposes of this Agreement, "Change of Control" of the Company is defined as:

            (i)    any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or

            (ii)  a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

            (iii)  the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or

            (iv)  the date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

          (c)    Disability.    For purposes of this Agreement, "Disability" is defined as Executive's inability to substantially perform his essential job functions as the result of a physical or mental disability or incapacity for a period of 180 days, consecutive or otherwise, in any 360-day period.

          (d)    Good Reason.    For purposes of this Agreement, "Good Reason" shall mean without the Executive's express written consent (i) a significant reduction of the Executive's duties, position or responsibilities; (ii) a significant reduction by the Company in the Base Salary and Target Bonus opportunity of the Executive as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package is significantly reduced; or (iv) the relocation of the Executive to a facility or a location more than fifty (50) miles from the Executive's then present location. Any purported termination for by Executive for Good Reason will not be effective until Executive has delivered to the Company a written explanation which describes the basis for Executive's belief that Executive should be permitted to terminate his employment with the Company for Good Reason and the Company has been given thirty (30) days to cure any curable violation.

        9.    Confidential Information and Invention Assignment.    Executive agrees, if he has not already done so, to enter into the Company's standard Confidential Information and Invention Assignment Agreement (the "Confidential Information Agreement") within a reasonable time following the Effective Date. Additionally, Executive hereby agrees that any inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws that relate to the Company's business at the time of his termination from the Company, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the six-month period following his termination from the Company will be deemed to be owned by the Company and Executive hereby agrees to hold in trust for the sole right and benefit of the Company, and shall assign to the Company, or its designee, all of Executive's right, title, and interest in such inventions, original works of authorship, developments, concepts, improvements or trade secrets.

        10.    Conditional Nature of Severance Payments.

          (a)    Noncompete.    Executive acknowledges that the nature of the Company's business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the twenty-four (24) months following the termination of Executive's employment with the Company, it would be very difficult for Executive not to rely on or use the Company's trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company's trade secrets and confidential information, Executive agrees for a period of twenty-four (24) months following his termination for any reason not to directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in or participate in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company or is a customer of the Company. Notwithstanding the foregoing, Executive shall not be obligated to comply with the provisions of this Section 10(a) upon Executive's termination for reasons described in Section 7(a) or (b), provided that Executive acknowledges that Executive's right to receive the severance payments set forth in Section 7 (to the extent Executive is otherwise entitled to such payments) are contingent upon Executive complying with this Section 10(a) and upon any breach of this section all severance payments pursuant to this Agreement shall immediately cease and any severance payments or benefits provided to Executive following any non-compliance with this Section 10(a) shall be immediately reimbursed to the Company.

          (b)    Non-Solicitation.    Until the date twenty-four (24) months after the termination of Executive's employment with the Company for any reason, Executive agrees not, either directly or indirectly, to solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Parent or the Company or cause an employee to leave his or her employment either for Executive or for any other entity or person. Notwithstanding the foregoing, Executive shall not be obligated to comply with the provisions of this Section 10(b) upon Executive's termination for reasons described in Section 7(a) or (b), provided that Executive acknowledges that Executive's right to receive the severance payments set forth in Section 7 (to the extent Executive is otherwise entitled to such payments) are contingent upon Executive complying with this Section 10(b) and upon any breach of this section all severance payments pursuant to this Agreement shall immediately cease and any severance payments or benefits provided to Executive following any non-compliance with this Section 10(b) shall be immediately reimbursed to the Company.

          (c)    Understanding of Covenants.    Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

        11.    Assignment.    This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

        12.    Notices.    All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

    If to the Company:

    HealtheTech, Inc.
    523 Park Point Drive, 3rd Floor
    Golden, CO 80401
     Attn: Vice President, Human Resources; General Counsel

    If to Executive:

    at the last residential address known by the Company.

        13.    Severability.    In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

        14.    Arbitration.

          (a)    General.    In consideration of Executive's service to the Company, its promise to arbitrate all employment related disputes and Executive's receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive's service to the Company under this Agreement or otherwise or the termination of Executive's service with the Company, including any breach of this Agreement, shall be subject to binding arbitration. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

          (b)    Procedure.    Executive agrees that any arbitration will be administered by the American Arbitration Association ("AAA") and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys' fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates.

          (c)    Remedy.    Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

          (d)    Availability of Injunctive Relief.    Executive agrees that either party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidential Information Agreement or any other agreement regarding trade secrets, confidential information, and nonsolicitation. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees.

          (e)    Administrative Relief.    Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

          (f)    Voluntary Nature of Agreement.    Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive's right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive's choice before signing this Agreement.

        15.    Integration.    This Agreement, together with the Bonus Plan, any plans or agreements relating to the Stock Options and the Confidential Information Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless it is in writing and specifically mentions this Section 15 and it is signed by duly authorized representatives of the parties hereto.

        16.    Legal Fees.    The Company and Executive both agree that each is responsible for its or his own attorneys' fees incurred in connection with the negotiation, preparation, implementation and execution of this Agreement.

        17.    Waiver of Breach.    The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

        18.    Headings.    All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

        19.    Tax Withholding.    All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

        20.    Governing Law.    This Agreement will be governed by the laws of the State of Colorado (with the exception of its conflict of laws provisions).

        21.    Acknowledgment.    Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

        22.    Counterparts.    This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:
HEALTHETECH, INC.
/s/ NOEL JOHNSON		Date:	September 13, 2002
By:	Noel Johnson
Title:	President & COO
EXECUTIVE:
/s/ JAMES R. MAULT		Date:	September 13, 2002
James R. Mault, M.D.

EXHIBIT A

SEVERANCE AGREEMENT AND RELEASE

RECITALS

        This Severance Agreement and Release ("Agreement") is made by and between James Mault ("Employee") and HealtheTech, Inc. (the "Company") (collectively referred to as the "Parties"):

        WHEREAS, Employee was employed by the Company;

        WHEREAS, the Company and Employee entered into an employment agreement dated                        (the "Employment Agreement");

        WHEREAS, the Company and Employee entered into a [CLICK AND TYPE exact title of proprietary information agreement Employee signed] (the "Confidentiality Agreement");

        WHEREAS, [reference equity related agreements for Jim.]; [e.g. the Company and Employee have entered into a Stock Option Agreement dated [Click And Type Date] (the "Option Agreement") granting Employee the option (the "Option") to purchase shares of the Company's common stock subject to the terms and conditions of the Company's [Click And Type Year] Stock Option Plan (the "Plan");]

        WHEREAS, Employee's employment with Company was terminated on or about [Click And Type Date] (the "Termination Date");

        WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Employee may have against the Company as defined herein, including, but not limited to, any and all claims arising or in any way related to Employee's employment with, or separation from, the Company;

        NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

        1.    Consideration.    Pursuant to the terms of Section 7(    ) of the Employment Agreement, upon the Effective Date of this Agreement, Executive shall be entitled to the following:

          (a)  The Company agrees to pay Employee continuing payments of severance pay at a rate equal to his "Base Salary" (as defined in the Employment Agreement) rate, as then in effect, for a period of [twenty-four (24)/twelve (12)] months from the Termination Date, to be paid periodically in accordance with the Company's normal payroll policies.

          (b)  [The Company agrees a lump-sum payment equal to 100% of Executive's "Target Bonus" (as defined in the Employment Agreement) for the year of the Termination Date.]

          (c)    Options.    [One hundred percent (100%) of the shares subject to the Options shall immediately vest and become exercisable.] [The Options shall immediately vest as to the number of shares that would have otherwise vested had Employee continued as an employee of the Company until twelve (12) months following the Termination Date.] Except as expressly stated herein, the Options shall be exercisable in accordance with the terms of the Plan and the Option Agreements.]

          (d)    [Continued Employee Benefits.    The Company will provide Employee with health, dental and vision benefits coverage during the [twenty-four (24)/twelve (12)] month period beginning on the Termination Date, but only if Employee elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period

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  prescribed pursuant to COBRA. For the duration of the [twenty-four (24)/twelve (12)] month period, the Company will pay the COBRA premiums otherwise payable by Employee (and Employee's eligible dependents). After the [twenty-four (24)/twelve (12)] month period, Employee will be responsible for the payment of any COBRA premiums.]

        2.    Confidential Information and Invention Assignment.    Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Employee and the Company. Additionally, Employee hereby acknowledges his obligations set forth in Section 9 of the Employment Agreement regarding inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws that relate to the Company's business as of the Termination Date. Employee shall return all of the Company's property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

        3.    Payment of Salary.    Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee once the above noted payments and benefits are received.

        4.    Release of Claims.    Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its officers, managers, supervisors, agents and employees. Employee, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

          (a)  any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;

          (b)  any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

          (c)  any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

          (d)  any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code, the Colorado Anti-Discrimination Act, the Colorado Wage Claim Act, the Colorado Equal Pay Law, the

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  Adoptive Parents Leave Act, Colorado common law and any and all other state, county or local ordinances, statutes or regulations;

          (e)  any and all claims for violation of the federal, or any state, constitution;

            (f)  any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

          (g)  any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

          (h)  any and all claims for attorneys' fees and costs.

        The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

        5.    Breaches by Employee.    Employee acknowledges and agrees that any breach of any provision of this Agreement or Sections 9 or 10 of the Employment Agreement shall constitute a material breach of this Agreement or the Employment Agreement, as applicable, and shall entitle the Company immediately to recover and cease the severance benefits provided to Employee under this Agreement.

        6.    [Acknowledgement of Waiver of Claims Under ADEA.    Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:

          (a)  he should consult with an attorney prior to executing this Agreement;

          (b)  he has up to twenty-one (21) days within which to consider this Agreement;

          (c)  he has seven (7) days following his/her execution of this Agreement to revoke this Agreement;

          (d)  this Agreement shall not be effective until the revocation period has expired; and

          (e)  nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.]

        7.    Civil Code Section 1542.    The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Employee acknowledges that he has had the opportunity to seek the advice of legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

        8.    No Pending or Future Lawsuits.    Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any

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other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

        9.    Application for Employment.    Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company, its subsidiaries or related companies, or any successor.

        10.    Confidentiality.    The Parties acknowledge that Employee's agreement to keep the terms and conditions of this Agreement confidential was a material factor on which all parties relied in entering into this Agreement. Employee hereto agrees to use his best efforts to maintain in confidence: (i) the existence of this Agreement, (ii) the contents and terms of this Agreement, (iii) the consideration for this Agreement, and (iv) any allegations relating to the Company or its officers or employees with respect to Employee's employment with the Company, except as otherwise provided for in this Agreement (hereinafter collectively referred to as "Settlement Information"). Employee agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. Employee agrees to take every precaution to disclose Settlement Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

        11.    No Admission of Liability.    The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be: (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

        12.    No Knowledge of Wrongdoing.    Employee represents that he has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Employee or other present or former Company employees.

        13.    Costs.    The Parties shall each bear their own costs, expert fees, attorneys' fees and other fees incurred in connection with this Agreement.

        14.    Indemnification.    Employee agreed to indemnify and hold harmless the Company from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys' fees or expenses incurred by the Company arising out of the breach of this Agreement by Employee, or from any false representation made herein by Employee, or from any action or proceeding which may be commenced, prosecuted or threatened by Employee or for Employee's benefit, upon Employee's initiative, or with Employee's aid or approval, contrary to the provisions of this Agreement. Employee further agrees that in any such action or proceeding, this Agreement may be pled by the Company as a complete defense, or may be asserted by way of counterclaim or cross-claim.

        15.    Arbitration.    The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in [County] before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys' fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over

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the Parties and the subject matter of their dispute relating to Employee's obligations under this Agreement and the agreements incorporated herein by reference.

        16.    Authority.    The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

        17.    No Representations.    Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

        18.    Severability.    In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

        19.    Entire Agreement.    This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee's relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee's relationship with the Company, with the exception of the Confidentiality Agreement the Plan, the Option Agreements, and Sections 9 and 10 of the Employment Agreement.

        20.    No Waiver.    The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

        21.    No Oral Modification.    Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each Party.

        22.    Governing Law.    This Agreement shall be deemed to have been executed and delivered within the State of Colorado, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of Colorado, without regard to conflict of law principles. To the extent that either party seeks injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of trade secrets or confidential or proprietary information, each party hereby consents to personal and exclusive jurisdiction and venue in the state and federal courts of the State of Colorado.

        23.    Attorneys' Fees.    In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys' fees, incurred in connection with such an action.

        24.    Effective Date.    This Agreement is effective after it has been signed by both Parties [and after eight (8) days have passed since Employee has signed the Agreement] (the "Effective Date").

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        25.    Counterparts.    This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

        26.    Voluntary Execution of Agreement.    This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

          (a)  They have read this Agreement;

          (b)  They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

          (c)  They understand the terms and consequences of this Agreement and of the releases it contains; and

          (d)  They are fully aware of the legal and binding effect of this Agreement.

[Remainder of Page Intentionally Left Blank]

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        IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

HealtheTech, Inc.
Dated:	By	[Click and Type Officer Name] [Click and Type Title]
James Mault, an individual
Dated:	James Mault

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QuickLinks

  EXHIBIT 10.43
HEALTHETECH, INC. JAMES MAULT EMPLOYMENT AGREEMENT
EXHIBIT A
SEVERANCE AGREEMENT AND RELEASE
COVENANTS